                                                                  File No. 33 -
     As filed with the Securities and Exchange Commission on August 4, 1997

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                   INTERNATIONAL COMFORT PRODUCTS CORPORATION
                   (formerly Inter-City Products Corporation)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         CANADA                                         EIN 98-004520009
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organization)

                      201 Fourth Avenue North, Suite 1700
                           Nashville, Tennessee 37219
                                 (615) 726-5200
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 David P. Cain
                             Senior Vice President
                         General Counsel and Secretary
                      201 Fourth Avenue North, Suite 1700
                           Nashville, Tennessee 37219
                                 (615) 726-5200

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                           Copy to:  Terence P. Quinn
                               Steptoe & Johnson
                         1330 Connecticut Avenue, N.W.
                            Washington, D.C.  20036
                                 (202) 429-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
[  ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with the dividend or interest reinvestment plans, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
     TITLE OF EACH CLASS
        OF SECURITIES        AMOUNT TO BE                  PROPOSED MAXIMUM              PROPOSED MAXIMUM               AMOUNT OF
      TO BE REGISTERED       REGISTERED                 OFFERING PRICE PER UNIT       AGGREGATE OFFERING PRICE      REGISTRATION FEE
      ----------------       -----------                -----------------------       ------------------------      ----------------
------------------------------------------------------------------------------------------------------------------------------------
 Ordinary Shares                2,300,000 Shares               $7.75 (1)                 $17,825,000.00 (1)           $5,401.52 (1)
====================================================================================================================================



(1) Estimated pursuant to Rule 457, based on the average of the high and low sales prices on July 30, 1997 on the American Stock Exchange.



         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED AUGUST 4, 1997
PROSPECTUS

                  International Comfort Products Corporation
                     201 Fourth Avenue North, Suite 1700
                          Nashville, Tennessee 37219
                                (615) 726-5200

                             --------------------

                          2,300,000 Ordinary Shares

                             --------------------

         The ordinary shares (the "Ordinary Shares"), of International Comfort Products Corporation (formerly Inter-City Products Corporation)(the "Company") covered by this Prospectus are being offered by certain shareholders of the Company (the "Selling Shareholders"). No part of the proceeds of the sale of the Ordinary Shares will be received by the Company.

         The Company's Ordinary Shares are traded on The Toronto Stock Exchange and the American Stock Exchange. On August , 1997, the last reported sales price of the Ordinary Shares on The Toronto Stock Exchange was $ per share CDN and on the American Stock Exchange was $ US per share.

         The Selling Shareholders have advised the Company that they propose to offer, from time to time, all or part of the Ordinary Shares over The Toronto Stock Exchange and the American Stock Exchange in ordinary brokerage transactions, in negotiated transactions, or otherwise, at such prices and on such terms as may be obtainable and satisfactory to such Selling Shareholders. No underwriting discounts or commissions will be paid other than normal brokerage commissions and fees which will be payable by the Selling Shareholders. All expenses of registration incurred in connection with this offering will initially be borne by the Company. No sales or distributions other than as described herein will be effected until this Prospectus shall have been appropriately amended or supplemented. See "Plan of Distribution".

                             --------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
            BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                 EXCHANGE COMMISSION OR ANY STATE SECURITIES
                    COMMISSION PASSED UPON THE ACCURACY OR
                      ADEQUACY OF THIS PROSPECTUS.  ANY
                        REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                             --------------------

                The date of this Prospectus is August  , 1997.

         Neither the delivery of this Prospectus, nor any sales made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. No person has been authorized to give any information or to make any representations in connection with this offering other than those contained or incorporated by reference in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares offered hereby in any jurisdiction in which such offer or solicitation may be unlawful.


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files periodic reports and other information with the Securities & Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60604. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         Additional information concerning the Company and the securities offered hereby is contained in the Registration Statement on Form S-3, of which this Prospectus is a part, filed by the Company with the Commission under the Securities Act of 1933, as amended (the "1933 Act"). This Prospectus does not contain all of the information set forth in the Registration Statement and the Exhibits thereto. Statements made in this Prospectus concerning the contents of the documents included in the Registration Statement and Exhibits are not necessarily complete, and such statements are qualified in their entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents filed by the Company with the Commission (File No. 1-7955) are incorporated herein by reference:

         (1) the Company's Annual Report on Form 20-F for the year ended December 31, 1996.

         (2)  the Company's Reports on Form 6-K filed April 29, and July 29,
              1997.

         (3) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the Annual Report on Form 20-F.

         (4) the description of the Company's Ordinary Shares contained in the Registration Statement on Form S-3 filed by the Company (File No. 33-33826) under the caption "Share Capital of the Corporation", together with all amendments or reports filed for the purpose of updating such description.

         In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all of the shares offered hereby have been sold or which deregisters all shares remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be supplemented, modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein supplements, modifies or supersedes such statement. Any such statement so supplemented, modified or superseded shall not be deemed to constitute a part of this Prospectus.

         The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated herein by reference, other than exhibits to such documents that are not specifically incorporated by reference therein. All requests for such information should be addressed to David P. Cain, Secretary, International Comfort Products Corporation, 201 Fourth Avenue North, Suite 1700, Nashville, Tennessee 37219.

                                  THE COMPANY

         International Comfort Products Corporation (the "Company"), a corporation continued under the laws of Canada, is one of North America's leading manufacturers of quality residential and light commercial heating and cooling products. Its products are marketed under the Arcoaire, Comfortmaker, Airquest, Heil, Tempstar, Lincoln and KeepRite brand names to dealers, contractors and builders through independent distributors. These products include a variety of heating and cooling products, including gas and oil furnaces, split-system and package air conditioners, split-system and package heat pumps, and gas/electric combination units. These products range up to 20 tons cooling capacity.

         The Company's executive offices are located at 201 Fourth Avenue North, Suite 1700, Nashvile, Tennessee 37219, and its telephone number is (615) 726-5200.

                                USE OF PROCEEDS

         The Company will not realize any of the proceeds from the sale of the Ordinary Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The Selling Shareholders who are offering the Ordinary Shares pursuant to this Prospectus purchased them from The Mortgage Insurance Company of Canada, which at that time beneficially owned approximately __% of the Company's outstanding Ordinary Shares.


         The following table sets forth the name and address of each Selling Shareholder, the number of Ordinary Shares of beneficially owned by each Selling Shareholder as of August , 1997, the number of Ordinary Shares offered by each such Selling Shareholder pursuant to this Prospectus, and the number of Ordinary Shares and percentage of the outstanding ordinary shares to be owned by each such person after the completion of this offering. This information is based upon data supplied to the Company by each Selling Shareholder.


                                                                                                    PERCENT
                                  NO.  OF SHARES                                NO. OF SHARES        OWNED
                               BENEFICIALLY OWNED             NO. OF          BENEFICIALLY OWNED     AFTER
 SELLING SHAREHOLDER           PRIOR TO OFFERING          SHARES OFFERED        AFTER OFFERING      OFFERING
 -------------------           -----------------          --------------        --------------      --------
 Maverick Fund, LDC                 1,206,500              1,206,500                    0              0%

 Maverick Fund USA, LTD.              693,500                693,500                    0              0%

 Caxton International Ltd.            427,200                170,000                 257,200           *

 EFO Fund, Ltd.                       487,200                130,000                 357,200           *

 LKCM Small Cap Equity                325,200                100,000                 225,200           *
 Portfolio


 TOTAL                              3,139,600              2,300,000                 839,600           0%

*  Less than 1% of the total number of outstanding shares.

                              PLAN OF DISTRIBUTION

         The Company has been advised by the Selling Shareholders that they intend to sell all or a portion of the Ordinary Shares offered hereby, from time to time, on the Toronto Stock Exchange and the American Stock
Exchange, and that sales will be made at prices prevailing at the time of such sales. The Selling Shareholders may also make sales directly, or through a broker or brokers, or in negotiated transactions or otherwise at prices and on terms obtainable and satisfactory to such Selling Shareholders.

         The Selling Shareholders, and the brokers through whom sales of the Ordinary Shares are made, may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act. In addition, any profits realized by the Selling Shareholders or such brokers on the sale of such shares may be deemed to be underwriting commissions.


                                 LEGAL MATTERS


         Certain legal matters in connection with the Ordinary Shares offered hereby will be passed upon by Steptoe & Johnson LLP, Washington, D.C. and Osler, Hoskin & Harcourt, Toronto, Ontario, Canada.


                                    EXPERTS

         The consolidated financial statements and schedules of Inter-City Products Corporation, as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference herein and elsewhere in the registration statement have been incorporated herein in reliance on the report of Coopers & Lybrand, Chartered Accountants, given on the authority of that firm as experts in accounting and auditing.

         Any financial statements and schedules hereafter incorporated by reference in the registration statement that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.         Other Expenses of Issuance and Distribution.

                 Registration Fee   .....................$5,402.52
                 Legal Fees  ............................      .00*
                 Accounting Fees.........................      .00*
                 Printing  ..............................      .00*
                 Miscellaneous  .........................      .00*
                                                              -----

                                Total   .....................$ .00*

         *Estimate to be filed by amendment)

                 All of the expenses are being initially paid by the Registrant, subject to reimbursement pursuant to an agreement with The Mortgage Insurance Company of Canada.

Item 15.  Indemnification of Directors and Officers.

         The Canada Business Corporations Act (the "CBCA") permits a corporation to indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of his or her being or having been a director or officer of such corporation or body corporate, if (i) he or she acted honestly and in good faith with a view to the best interests of the corporation, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful, and requires the corporation to so indemnify any such person who has been substantially successful on the merits in his or her defense of such action or proceeding.

         The Registrant's By-laws provide that subject to the limitations contained in the CBCA but without limit to the right of the Registrant to indemnify any person under the CBCA or otherwise, the Registrant shall indemnify present and former directors and officers of the Registrant or any person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal and administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or of a body corporate of which the Registrant is or was a shareholder or creditor, if such person (i) acted honestly and in good faith with a view to the best interests of the Registrant and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful.

Item 16.         Exhibits.

     5.1 Opinion of Osler, Hoskin & Harcourt (to be filed by amendment).

     23.1 Consent of Coopers & Lybrand, Chartered Accountants (to be filed by amendment).

     23.2 Consent of Osler, Hoskin & Harcourt (to be included in their opinion filed as Exhibit 5 hereto)

     24.1        Power of Attorney (located on signature page)

Item 17.         Undertakings.

         The undersigned Registrant hereby undertakes as follows:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Indemnification

                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on July 31, 1997.


                                        INTERNATIONAL COMFORT PRODUCTS
                                        CORPORATION
                                        (Registrant)


                                        By: /s/ W. MICHAEL CLEVY
                                           ----------------------
                                           W. Michael Clevy
                                           President and Chief
                                           Executive Officer

                   INTERNATIONAL COMFORT PRODUCTS CORPORATION

                        Form S-3 Registration Statement

                               POWER OF ATTORNEY

       Each person whose signature appears below hereby constitutes and appoints Stephen L. Clanton and David P. Cain, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement, and any and all documents in connection therewith, and to file the same, with all exhibits thereto, and all documents in connection therewith with the Securities and Exchange Commission under the Securities Act of 1933, grants to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, and hereby ratifies, approves and confirms all that each of such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                  Title                              Date
---------                                  -----                              ----

/s/ W. Michael Clevy              President and Chief Executive               July 31, 1997
--------------------------        Officer (principal executive officer)
W. Michael Clevy


/s/ S. Clanton                    Senior Vice President and                   July 31, 1997
--------------------------        Chief Financial Officer (principal
Stephen L. Clanton                accounting and financial officer)



/s/ Richard W. Snyder             Chairman of the Board                       July 31, 1997
--------------------------
Richard W. Snyder


/s/ S.M. Beck                     Director                                    July 31, 1997
--------------------------
Stanley M. Beck


/s/ William Davis                 Director                                    July 31, 1997
--------------------------
William G. Davis

/s/ J.F. Fraser                   Director                                   July 31, 1997
--------------------------
John F. Fraser


/s/ Roy T. Graydon                Director                                   July 31, 1997
--------------------------
Roy T. Graydon

/s/ Marvin G. Marshall            Director                                   July 31, 1997
--------------------------
Marvin G. Marshall


/s/ Ernest C. Mercier             Director                                   July 31, 1997
--------------------------
Ernest C. Mercier


/s/ David H. Morris               Director                                   July 31, 1997
--------------------------
David H. Morris


/s/ David A. Rattee               Director                                   July 31, 1997
--------------------------
David A. Rattee


/s/ William A. Wilson             Director                                   July 31, 1997
--------------------------
William A. Wilson

                                 EXHIBIT INDEX


Exhibit Number                    Description
--------------                    -----------

      5.1 Opinion of Corporate Counsel (to be filed by amendment)

     23.1 Consent of Coopers & Lybrand (to be filed by amendment)

     23.2                         Consent of Corporate Counsel
                                  (included in opinion filed as
                                  Exhibit 5.1)

     24.1 Power of Attorney (contained on the signature page)